Exhibit 99.1

Dimension Therapeutics Reports First Quarter 2017 Financial Results and Provides Corporate Update

Discontinues Clinical Development of DTX101, an AAVrh10 Factor IX Gene Therapy Product Candidate for Moderate/Severe-to-Severe Hemophilia B

Initial data from Phase 1/2 clinical trial of DTX301, Dimension’s lead AAV8 vector IMD product candidate for OTC Deficiency, expected 2H 2017

CAMBRIDGE, Mass., May 10, 2017 (GLOBE NEWSWIRE) — Dimension Therapeutics, Inc. (NASDAQ:DMTX), a biopharmaceutical company advancing novel, adeno-associated virus (AAV) gene therapies targeting the liver, a key organ for human metabolism, today reported financial results for the first quarter ended March 31, 2017, and provided a corporate update.

The company announced its decision to discontinue the development of DTX101, an investigational AAVrh10-based gene therapy product in development for the treatment of moderate/severe-to-severe hemophilia B. The decision followed the review of the emerging DTX101 Phase 1/2 clinical study data, including the data as of the beginning of May 2017, and the observation that the data would not meet the company’s minimum target product profile for continued development or future commercialization.

Dimension plans to present full study findings, including results from ongoing immune and biomarker analyses, at a future scientific conference.

“We are disappointed with the outcome of our DTX101 program, addressing an important disease with significant unmet need; however, our Phase 1/2 open-label clinical study did not demonstrate an ability to achieve a minimum target product profile for continued development or future commercialization,” said Annalisa Jenkins, MBBS, FRCP, Chief Executive Officer of Dimension. “We deeply appreciate the participation by the investigators and staff, patients and caregivers who all contributed to the conduct and execution of this Phase 1/2 clinical trial.” Further, Dimension remains committed to the hemophilia community through continued investment in the Company’s ongoing IND-enabling activities for DTX201 for hemophilia A, in collaboration with Bayer, and the follow-up of the six patients dosed with DTX101 in the Phase 1/2 clinical trial through an extension study that will monitor all patients for a total of five years.

Dr. Jenkins continued, “We remain excited about the opportunities around our IMD portfolio, which, unlike DTX101, utilizes the AAV8 capsid, and look forward to initial data later this year with DTX301 for OTC deficiency.” The company does not believe the outcome of the DTX101 program will affect the ongoing Phase 1/2 clinical development of DTX301, Dimension’s lead AAV8-based gene therapy, in OTC deficiency, or current vector design for the company’s other investigational AAV therapeutic programs in development. While the company remains focused on the development of our IMD programs testing AAV8 based vectors, it will be undertaking a comprehensive portfolio prioritization review to thoroughly examine resources and the opportunities to focus efforts, which review is expected to be completed by the end of the second quarter of 2017.

Recent Highlights and Upcoming Milestones

- Inherited Metabolic Disease (IMD) Programs -

•	Continued to advance robust portfolio of IMD candidates utilizing the capsid serotype AAV8 - DTX301 for OTC deficiency, DTX401 for GSDIa, DTX501 for PKU, DTX701 for Wilson disease, and DTX601 for citrullinemia type I:

•	DTX301: Initiated a multi-center Phase 1/2 open-label study for lead IMD candidate DTX301 in December 2016. Two sites open and expect to disclose initial data from the trial in the second half of 2017.

•	Trial includes assessment of [13]C-acetate to evaluate rate of ureagenesis and hepatocyte (liver) ureagenesis capacity.

•	DTX401: Advancing IND-enabling activities to support an IND filing for DTX401 by the end of 2017.

•	DTX501, DTX701, DTX601: Ongoing nonclinical activities supporting selection of development candidates for Wilson disease (DTX701) and for PKU (DTX501) in 2H 2017 and for citrullinemia type I (DTX601) in the next 12-18 months.

- Hemophilia A -

•	DTX201: Currently in IND-enabling studies in collaboration with Bayer for the treatment of moderate/severe to severe hemophilia A.

•	IND filing for DTX201 expected by the end of 2017.

First Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of March 31, 2017 were $59.1 million. The Company expects its existing cash, cash equivalents, and marketable securities, and reimbursements and milestones to be received in connection with its collaboration agreement with Bayer, and borrowing capacity under its loan and security agreement will enable it to fund its operating expenses and capital expenditure requirements through mid-2018.

•	Revenue: For the quarter ended March 31, 2017, the Company recognized $3.6 million of revenue associated with its collaboration agreement with Bayer compared to $2.2 million for the same period in 2016. The increase was due to services performed in connection with the Company’s performance obligations under its collaboration agreement with Bayer.

•	R&D Expenses: Research and development expenses for the quarter ended March 31, 2017 were approximately $13.7 million compared to $8.8 million for the same period in 2016. The increase was primarily due to increased expenditures in manufacturing and clinical activities.

•	G&A Expenses: General and administrative expenses for the quarter ended March 31, 2017 were approximately $3.4 million compared to $2.9 million for the same period in 2016. The increase was primarily due to increased non-cash stock-based compensation expense.

•	Net Loss: For the quarter ended March 31, 2017, the Company reported a net loss of $(13.5) million, or $(0.54) per share, compared to a net loss of $(9.5) million, or $(0.38) per share, for the same period in 2016.

•	Shares Outstanding: As of March 31, 2017, the Company had approximately 25.0 million common shares issued and outstanding.

About Dimension Therapeutics, Inc.

Dimension Therapeutics, Inc. (NASDAQ:DMTX) is a leader in discovering and developing new therapeutic products for people living with devastating rare and metabolic diseases associated with the liver, based on the most advanced mammalian adeno-associated virus (AAV) gene delivery technology. Dimension is actively progressing its broad pipeline, which features programs addressing unmet needs for patients suffering from inherited metabolic diseases, including OTC deficiency, GSDIa, citrullinemia type 1, PKU, Wilson disease, and a collaboration with Bayer in hemophilia A. Dimension has initiated a phase 1/2 clinical trial with DTX301 for the treatment of OTC deficiency. The company targets diseases with readily identifiable patient populations, highly predictive preclinical models, and well-described, and often clinically validated, biomarkers. Founded in 2013, Dimension maintains headquarters in Cambridge, Massachusetts.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential productivity of Dimension’s ongoing collaborations, timing and likelihood of achievement of Dimension’s upcoming development milestones, including timing of disclosure of data, the expected progress of Dimension’s portfolio and programs, timing and likelihood of regulatory filings and approvals, and our ability to develop and advance product candidates into, and successfully complete, clinical studies. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Dimension’s product candidates, including its candidate, DTX301, will not achieve development milestones, including patient enrollment, dosing of patients, release of initial data, or regulatory filings; and the risks described under the caption “Risk Factors” in Dimension Therapeutics’ Quarterly Report on Form 10-Q for the period ended March 31, 2017, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Dimension Therapeutics’

additional filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Dimension Therapeutics undertakes no duty to update this information unless required by law.

DIMENSION THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,037	$30,234
Marketable securities	35,107	47,715
Accounts receivable	2,365	1,885
Prepaid expenses and other current assets	8,630	5,484

Total current assets	70,139	85,318
Property and equipment, net	7,883	8,402
Deferred offering costs	205	145

Total assets	$78,227	$93,865

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,411	$2,368
Accrued expenses and other current liabilities	4,298	7,247
Deferred revenue	9,184	8,663
Notes payable	2,500	2,361

Total current liabilities	17,393	20,639
Deferred revenue, net of current portion	9,339	8,663
Notes payable, net of discount and current portion	3,584	4,169
Other liabilities	422	453

Total liabilities	30,738	33,924

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized at March 31, 2017 and December 31, 2016; zero shares issued or outstanding at March 31, 2017 and December 31, 2016.	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 25,043,506 shares issued and outstanding as of March 31, 2017 and December 31, 2016.	2	2
Additional paid-in capital	161,225	160,185
Accumulated deficit	(113,687)	(100,195)
Accumulated other comprehensive loss	(51)	(51)

Total stockholders’ equity	47,489	59,941

Total liabilities and stockholders’ equity	$78,227	$93,865

DIMENSION THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue	$3,618	$2,206

Operating expenses:
Research and development	13,714	8,805
General and administrative	3,432	2,941

Total operating expenses	17,146	11,746

Loss from operations	(13,528)	(9,540)
Interest income, net	36	28

Net loss	$(13,492)	$(9,512)

Net loss per share — basic and diluted	$(0.54)	$(0.38)

Weighted average common shares outstanding — basic and diluted	24,981,678	24,851,933

Comprehensive loss:
Net loss	$(13,492)	$(9,512)
Other comprehensive loss:
Unrealized loss on marketable securities	(51)	—

Total other comprehensive loss	(51)	—

Total comprehensive loss	$(13,543)	$(9,512)

This selected financial information should be read in conjunction with the unaudited, condensed consolidated financial statements and notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Contacts:

Jean Franchi

Chief Financial Officer

Dimension Therapeutics

617-714-0709

jean.franchi@dimensiontx.com

Burns McClellan, on behalf of Dimension Therapeutics

Media: Justin Jackson

212-213-0006, ext.327

jjackson@burnsmc.com